Exhibit 99.2

News Release

RSP Permian, Inc. Announces Closing of Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Common Stock

Dallas, Texas — August 12, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced the completion of an underwritten public offering by the Company and certain of its stockholders (the “selling stockholders”) of 11,500,000 shares of its common stock at a price to the public of $25.65 per share.  The 11,500,000 shares sold to the underwriters included 1,500,000 shares of RSP’s common stock sold to the underwriters pursuant to the underwriters’ 30-day option to purchase additional shares of common stock from the Company and the selling stockholders, pro rata, which option was exercised by the underwriters in full on August 8, 2014.  The Company sold 4,791,667 shares of its common stock, and the selling stockholders sold 6,708,333 shares of the Company’s common stock.

Net proceeds received by the Company from the sale of 4,791,667 shares of its common stock were approximately $117.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds to repay amounts drawn under its revolving credit facility.  The Company will not receive any of the proceeds from the sale of shares of the Company’s common stock by the selling stockholders.

Barclays, RBC Capital Markets, Raymond James, Tudor, Pickering, Holt & Co. and UBS Investment Bank acted as joint book-running managers for this offering.

A registration statement on Form S-1 relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This offering was made only by means of a written prospectus. A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained, when available, from:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 barclaysprospectus@broadridge.com Toll-Free: 1-888-603-5847	RBC Capital Markets, LLC Attn: Equity-Linked Syndicate 3 World Financial Center 200 Vesey Street, 8th Floor New York, NY 10281-8098 equityprospectus@rbccm.com Toll-Free: 1-877-822-4089

Raymond James Attn: Prospectus Department 880 Carillon Parkway St. Petersburg, FL 33716 prospectus@raymondjames.com Toll-Free: 1-800-248-8863	Tudor, Pickering, Holt & Co. Attn: Prospectus Department Heritage Plaza 1111 Bagby, Suite 5100 Houston, TX 77002 Telephone: (713) 333-7100	UBS Investment Bank Attn: Prospectus Department 299 Park Avenue New York, NY 10171 Toll-Free: 1-888-827-7275

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities described in the registration statement or the prospectus in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.